UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) Apri15. 2007

PAY88, INC.

(Exact Name of Registrant as Specified in Its Charter)

NEVADA

(State or Other Jurisdiction of Incorporation)

000-51793	20-3136572
(Commission File Number)	(IRS Employer Identification No.)

1053 North Barnstead Road
Barnstead, NH 03225

(Address of Principal Executive Offices)
(Zip Code)

(603) 776-6044

(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 5, 2007, the board of directors of the Pay88, Inc. (the "Registrant") appointed Mr. Tao Fan as a director of the Registrant, effective as of said date, to serve until his successor is elected and qualified.

Mr. Tao Fan is the Chief Operating Officer of the Registrant. Mr Tao Fan is also the Chief Executive Officer and Chairman of the Board of Directors of Chongqing Qianbao Technology Ltd., a limited liability company organized under the laws of the People's Republic of China ("Qianbao"). Qianbao is a wholly-owned subsidiary of the Registrant. Mr. Tao Fan is also the Chief Executive Officer of Chongqing Yahu Information Development Co., Ltd. ("Yahu"), a principal shareholder of the Registrant. Over the past five years, Mr. Tao Fan has served as a senior operations consultant for several Chinese corporations. These corporations include but are not limited to Chongqing Wanguo Shareholding Co., Ltd., Chongqing Ice Water Ltd., and Chongqing Shuanggui Industrial Garden Ltd. Mr. Tao Fan studied in China Northern Industrial University from 1991 to 1993, majoring in English and Information Technology.

Mr. Tao Fan is the brother of Mr. Guo Fan, a director and officer of Registrant. In September 2006, Mr. Tao Fan was instrumental in the successfully acquisition of Qianbao by the Registrant. Mr. Tao Fan is the holder of 5% of Qianbao's issued shares of capital stock.

Mr. Tao Fan has not been affiliated with any company that has filed for bankruptcy within the last five years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 6, 2007	PAY88, INC.

	By:	/s/ Guo Fan
Name: Guo Fan Title: President, Chief Executive Officer